Exhibit 10.1
CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
     THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into as of this 4th day of February, 2009, by and among DAVID G. LODGE, an individual, whose address is 970 Cascades Drive, Aurora, Ohio 44202 (“Employee”), UNITED COMMUNITY FINANCIAL CORP., an Ohio corporation (“UCFC”) and UCFC’s wholly-owned subsidiary, THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO, an Ohio chartered stock savings bank (the “Home Savings,” and together with UCFC, the “Company”), principal place of business is located at 275 West Federal Street, Youngstown, Ohio 44503.
     WHEREAS, Employee has been employed at UCFC as the President and Chief Operating Officer of UCFC and at Home Savings as the Director of Strategic Planning; and
     WHEREAS, the terms and conditions of the Employee’s employment with Home Savings are set forth in that certain Employment Agreement, dated December 31, 2004, by and between Home Savings and Employee, as extended by the Board of Directors of Home Savings, and as amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder (“Section 409A”) (the “Employment Agreement”); and
     WHEREAS, Home Saving engaged an outside consultant to perform a management assessment of its management team, which assessment recommended that Employee’s compensation be materially reduced and that Employee retire from service; and
     WHEREAS, the Company decided, as a result of the management assessment and certain business dispositions by the Company that have significantly reduced Employee’s responsibilities, to involuntarily terminate Employee; and
     WHEREAS, in response to such involuntary termination decision, the Company and Employee have agreed to amicably resolve any difference between them and that Employee will retire from employment with the Company as of February 28, 2009, which retirement constitutes a “separation from service” within the meaning of Section 409A (the “Separation Date”), and Employee will simultaneously retire as a member of the Board of Directors of UCFC; and
     WHEREAS, Employee is a “specified employee” for purposes of Section 409A; and
     WHEREAS, the Company and Employee intend that any amounts and benefits paid and/or provided hereunder qualify for exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii); and
     WHEREAS, except as otherwise provided herein, the Company and Employee wish to resolve all matters that exist between them arising from Employee’s employment and termination thereof, including those that have been or could have been asserted by either party against the other, and define all rights and obligations of the parties relating to such separation; and
     WHEREAS, this Agreement is subject to the determination of the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of Thrift Supervision (the “OTS”, and collectively, the “Regulators”) that the payments under this Agreement are permissible, pursuant to 12 CFR Section 359 et seq. (“Federal Regulators’ Consent”); and
     WHEREAS, Employee’s time and compensation is allocated ninety percent (90%) to UCFC and ten percent (10%) to Home Savings; and
     WHEREAS, the Company and Employee have agreed to the amount of the Separation Pay set forth below, which will be allocated in the same proportions described above to UCFC and Home Savings, and the Company has agreed to seek the Federal Regulators’ Consent to pay Employee the Separation Pay.
     NOW THEREFORE, in consideration of the mutual promises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
     1. Payment by the Company.
          (a) Subject to the requirements of Section 1(b), the Company agrees to pay Employee the equivalent of sixteen months’ salary, which amounts to Three Hundred Fifty Thousand, Seven Hundred Eighty-Four Dollars and 70/100 ($350,784.70), or

Ten Thousand Twenty-Two Dollars and 42/100 ($10,022.42) per pay period (for which there are 35 pay periods) (the “Separation Pay”).
          (b) The Company acknowledges that Employee is a “specified employee” for purposes of Section 409A and that Employee will have an involuntary “separation from service” within the meaning of Section 409A. Subject to the Company’s prior receipt of the Federal Regulators’ Consent, the Company agrees to pay the Employee the Separation Pay in the equivalent of thirty-five (35) consecutive installments paid every two (2) weeks (each installment calculated by the Company as one-thirty fifth (1/35) of the Separation Pay), less all customary payroll deductions, as applicable, which (as a result of Employee’s involuntary separation from service) would begin as of March 6, 2009, but for the requirement to obtain the Federal Regulators’ Consent. Thus, payment of the Separation Pay shall begin on the first payroll date following the Company’s receipt of the Federal Regulators’ Consent; provided, however, that if the Federal Regulators’ Consent is not obtained, the Employee shall forfeit the Separation Pay, and the Company shall be under no obligation to pay Employee any amounts hereunder or under the Employment Agreement, except as provided in Section 1(c). In the event the Federal Regulator’s Consent is obtained, but in an amount less than the agreed Separation Pay, Employee acknowledges and agrees that the amount actually approved by the OTS and the FDIC shall constitute the Separation Pay, and Employee’s payments made hereunder shall be appropriately adjusted (all other terms and conditions of this Agreement shall remain in full force and effect).
          (c) Notwithstanding Section 1(b), the Company agrees to make available to the Employee the benefits set forth in Exhibit A, which Exhibit A is attached to this Agreement, incorporated herein, and made a part hereof.
          (d) The Company hereby agrees to keep Employee and his legal counsel informed of the status of the filing, including any and all replies and responses from and to the Regulators. Except as specifically set forth in this Agreement or Exhibit A, no additional severance or compensation, wages, pay or employment/employee benefits of any type or nature will accrue as a result of the Separation Pay described herein or as a result of the Employment Agreement.
     2. Status as Terminated Employee. Employee agrees that Employee’s employment with the Company ended, and that he has incurred a “separation from service” within the meaning of Section 409A, as of the close of business on the Separation Date. In response to any request for separation from service information, including from the Ohio Department of Job and Family Services (the “ODJFS”), the Company agrees to respond that Employee retired from the Company as a result of an involuntary termination and the negotiation thereof. Additionally, the Company shall inform the ODJFS that Employee is entitled to receive certain Separation Pay as set forth in this Agreement, unless such pay is forfeited as provided in Section 1(b).
     3. Health Insurance; Employee’s Benefits. After the Separation Date, Employee shall have the right to elect and pay for continued coverage for Employee and Employee’s dependents under the plans listed on Exhibit A, until the earlier of December 31, 2010, or the date Employee is included in another employer’s benefit plans as a full time employee. Except as otherwise indicated in this Agreement and Exhibit A, all of Employee’s other benefits of employment with the Company, including but not limited to any bonus, profit sharing, incentive or other compensation enhancement, shall terminate as of the Separation Date; provided, however, that Employee shall be entitled to receive an allocation under the United Community Financial Corp. Employee Stock Ownership Plan (Plan No. 003) , in accordance with the terms of such plan, for service rendered through the Separation Date.
     4. Employee and Company Property. Employee agrees that prior to and upon the separation from employment, Employee will only remove personal items from Employee’s office; and Employee will return to the Company all records, files, equipment (including but not limited to all computer equipment, or electronic devices of any type or nature), office, loge, desk or file keys, credit cards, computer programs or disks, or other Company property that are in Employee’s possession, without further request from the Company. By signing this Agreement, Employee represents that on or before the Separation Date, Employee shall return all property, electronic or otherwise, of the Company, including all Confidential Information, in Employee’s possession and Employee agrees that Employee will not copy any property of the Company, including Confidential Information, directly or indirectly, in any fashion (e.g. by computer copy, CD, disk, cassette or any other electronic method), except that Employee has retained his cellular telephone, with the consent of the Company. Employee shall be solely responsible for all fees and charges incurred after the Separation Date for any calling/data or other service plans utilized by the cellular telephone. Employee further agrees that any violation of this section will cause irreparable harm to the Company, and if Employee violates this section, the Company is entitled to pursue all remedies available, including a temporary or permanent restraining order. Upon payment to the Company of $15,120.00, which amount shall be paid to the Company by Employee with a check made payable to Home Savings, and the Company shall provide to the Employee the title to that certain 2006 Acura RL. Employee shall obtain insurance at Employee’s sole cost and expense beginning immediately after the Separation Date.
     5. Confidential Information. The parties acknowledge and agree that Section 9 of the Employment Agreement shall survive execution of this Agreement and the termination of the Employment Agreement.

     6. General Release of Claims.
          (a) The Company and Employee expressly covenant and agree that in consideration for the payment of Separation Pay and other consideration set forth herein, Employee does hereby voluntarily and fully release, acquit, and forever discharge the Company, its subsidiaries, affiliates, predecessors, successors and assigns and their officers, directors, employees, agents, attorneys and other representatives (hereinafter collectively referred to as the “Releasees”) from any and all actions, claims, damages, liabilities, promises, costs (including reasonable attorneys’ fees), rights or demands, of whatsoever kind or nature, in law or in equity, Employee now has, may have had in the past or will have at any time hereafter, by reason of any acts, causes, matters or things arising prior to this date and arising out of or in connection with Employee’s employment and/or separation from employment with the Company, including any and all wages, benefits or other employment related matters. Employee understands that this is a general and complete release of claims Employee could have against the Company as an employee or former employee of the Company and includes but is not limited to any claims under the Age Discrimination in Employment Act, Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; any other federal, state or local civil rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort or common law theory; or any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees, relating to any claim or claims Employee is releasing in this Agreement.
          Notwithstanding the foregoing in this Section 7(a), nothing in this Section 7(a) shall be deemed to release any of the Releasees from any of the Releasees’ obligations under this Agreement.
          Nothing in this Agreement precludes the filing of a charge with any appropriate federal, state or local government agency and/or responding to a request for information from any such agency. In no event, however, will Employee seek or accept any monetary relief in connection with any complaint or charge brought against the Company, without regard as to who brought that complaint or charge, and Employee agrees not to file against Releasees any action or proceeding in federal, state or other court under any statute, law, ordinance or regulation relating to or arising out of Employee’s employment with and/or separation of employment from the Company. Employee further agrees to waive and not to seek or accept from Releasees any further benefit or consideration, including reinstatement, back pay, attorneys’ fees, or any additional monies with respect to employment or separation of employment from the Company.
          (b) The Company does voluntarily and fully release, acquit, and forever discharge Employee, his successors, assigns, heirs, executor, attorneys and other representatives from any and all actions, claims, damages, liabilities, promises, costs (including reasonable attorneys’ fees), rights or demands, of whatsoever kind or nature, in law or in equity, the Company now has, may have had in the past or will have at any time hereafter, by reason of any acts, causes, matters or things arising prior to this date and arising out of or in connection with Employee’s employment and/or separation from employment with the Company, except those arising out of fraud perpetrated by, or the intentional or willful misconduct of, Employee.
7. Release of Age Discrimination Claims.
          (a) Exclusively as this Agreement pertains to Employee’s release of claims under the Age Discrimination in Employment Act, Employee, pursuant to and in compliance with rights afforded them under the Older Workers Benefit Protection Act:
     (i) Is advised that Employee does not waive rights or claims that arise after the date on which this Agreement is signed by Employee and the Company;
     (ii) Is advised to consult with an attorney prior to executing this Agreement;
     (iii) Is given twenty-one (21) days from the receipt of this Agreement in which to consider it; provided that any signed Agreement shall be delivered to Home Savings no later than sixty (60) days following February 28, 2009; and
     (iv) Is given a period of seven (7) days following the signing of this Agreement in which to revoke it. A revocation of this Agreement shall be effective only on the delivery of a written revocation to The Home Savings and Loan Company of Youngstown, Ohio, 275 West Federal Street, Youngstown, Ohio 44503, Attention: Vice President—Human Resources. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired.

          (b) Employee’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that:
     (i) This Agreement is written in a manner that enables Employee to fully understand its content and meaning;
     (ii) This Agreement specifically refers to the waiver and release of all claims under the Age Discrimination in Employment Act;
     (iii) This Agreement does not waive or release any rights or claims that may arise after the date on which it is executed;
     (iv) Employee has received consideration under this Agreement in addition to anything of value to which Employee was otherwise already entitled;
     (v) Employee has had the opportunity to review this Agreement with Employee’s attorney and to consult with Employee’s attorney concerning the signing of this Agreement;
     (vi) Employee was afforded a twenty-one (21) day period of time to consider it before executing it;
     (vii) Employee was given a seven-day period of time in which to revoke this Agreement after it was signed; and
     (viii) Employee’s execution of this Agreement is knowing and voluntary.
     8. Agreement to not Seek or Accept Future Employment; Mitigation. Employee agrees that, because of circumstances unique to Employee (including Employee’s retirement from the Company and the Board of Directors of UCFC), Employee will not apply for or accept future employment with the Company or seek appointment to the Board of Directors of UCFC or Home Savings. The Company agrees that Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Employee offset in any manner the obligations of the Company under this Agreement.
     9. Confidentiality. Employee and Company mutually agree not to disclose any information regarding the existence or substance of this Agreement, except (i) for purposes of enforcement of this Agreement, (ii) to the OTS and/or FDIC for purposes of requesting the Federal Regulators’ Consent, (iii) as otherwise required by law or regulation, (iv) to Employee’s spouse, and (v) to any financial advisor, tax advisor, and any attorneys with whom Employee or the Company chooses to consult regarding its respective consideration of this Agreement, provided that they agree to keep that information strictly confidential and disclose it to no other person. Employee and Company understand that the confidentiality of this Agreement is an important part of the consideration under this Agreement. Employee and Company further agree that any violation of this section will cause irreparable harm to Employee and Company, as the case may be, and if either Employee or Company violates this section, the other party is entitled to pursue all remedies available, including a temporary or permanent restraining order.
     10. Governing Law and Interpretation. This Agreement shall be governed by and interpreted under the laws of Ohio and, except as set forth in Section 16 of this Agreement, any legal matters will be brought in any Federal court sitting within the Northern District of Ohio or any State court sitting in Mahoning County, Ohio. Should any court of competent jurisdiction declare any provision of this Agreement unenforceable, the provision shall be void but the remainder of this Agreement shall remain in effect.
     11. Nonadmission of Wrongdoing. The parties have entered into this Agreement in exchange for the releases granted herein and to avoid potential litigation. Accordingly, neither this Agreement nor any of the promises made by the Company or Employee in it may be construed by any person or entity as an admission of any liability or wrongdoing of any kind.
     12. Amendment. This Agreement may not be modified except through a written document in which the parties expressly agree to modify it, and that is signed by both parties.
     13. Entire Agreement. This Agreement and Exhibit A attached hereto set forth the entire agreement between the parties and supersede any prior agreements or understandings between them regarding its subject matter, including, but not limited to, the Employment Agreement, except as otherwise specifically provided in this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to make this Agreement, except for those set forth in this Agreement.
     14. Headings. The headings and numbering of sections and paragraphs in this Agreement are solely for convenience of reference and shall not be construed to define or limit any of the terms herein contained or to affect the meaning or interpretation of this Agreement. Unless the context clearly indicates otherwise, words used in the singular include the plural, words used in the plural include the singular and the word “including” means “including but not limited to.”
     15. Dispute Resolution. The Employee agrees that if the Employee asserts a claim against the Company regarding the interpretation or enforcement of this Agreement, such claim shall be resolved by binding arbitration before a single arbitrator, and the Employee shall not have the right to pursue any claim in court or to have a jury trial on the claim. The Company and Employee shall share equally all costs and expenses of the impartial arbitrator. Unless inconsistent with applicable law, each party shall bear the expenses of their respective attorneys, experts and witness fees, regardless of which party prevails in the arbitration. Any arbitration hearing will take place in Youngstown, Ohio, and will be conducted by a mutually-chosen arbitrator who is a well-recognized and respected arbitrator. An arbitration can only decide Employee’s claim and may not consolidate or join the claims of any other person who may have similar claims unless specifically agreed to by the Company. If any portion of this arbitration provision is deemed invalid or unenforceable, it shall not invalidate the remaining portion of this arbitration provision. Indemnification. The parties acknowledge and agree that Section 6(a) of the Employment Agreement shall survive the execution of this Agreement and the termination of the Employment Agreement.
     16. Taxes. The Company and Employee acknowledge and agree that the Company is authorized to report income, and to withhold from any pay and/or benefits due the amount of withholding taxes due, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the reporting and payment of such taxes. The Company shall not be responsible for any taxes (including, without limitation, any taxes under Section 409A), penalties, interest, or other monetary amounts owed by Employee or any other person with respect to amounts payable, or benefits provided, pursuant to this Agreement or otherwise.
     ONCE YOU SIGN BELOW, THIS DOCUMENT WILL BECOME A LEGALLY ENFORCEABLE AGREEMENT UNDER WHICH YOU WILL BE GIVING UP RIGHTS AND CLAIMS YOU MAY HAVE, ON THE TERMS STATED IN THIS AGREEMENT.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

By:	/S/ David G. Lodge

Name:	David G. Lodge

UNITED COMMUNITY FINANCIAL CORP.

By:	/S/ Douglas M. McKay

Name:	Douglas M. McKay
Title:	Chairman of the Board and Chief Executive Officer

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN OHIO

By:	/S/ Douglas M. McKay

Name:	Douglas M. McKay
Title:	Chairman of the Board and Chief Executive Officer